Exhibit 10.1

Execution Copy

MDC PARTNERS INC.
STOCK APPRECIATION RIGHTS AGREEMENT

STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) by and between MDC Partners Inc. (the “Company”) and Mark Penn (the “Participant”), dated as of April 5, 2019 (the “Date of Grant”).

WHEREAS, the Company’s Board of Directors (the “Board”) has determined to grant to the Grantee an inducement award in connection with the Grantee’s employment as Chief Executive Officer of the Company on the terms set forth herein.

WHEREAS, the Company is granting this award as a material inducement to the Grantee’s employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Base Price” means $2.19, which is the average closing price for Class A Shares for the twenty (20) trading day period beginning on March 5, 2019 and ending on April 1, 2019.

(b)	“Change in Control” shall have the meaning provided in Section 2(b) of the Company’s 2016 Stock Incentive Plan.

(c)	“Class A Shares” means the Class A Subordinate Voting Shares of the Company.

(d)	“Class A Share Price” means the Fair Market Value of the Class A Shares on the date of exercise of a SAR.

(e)	“Compensation Committee” shall mean the Human Resources & Compensation Committee of the Board.

(f)	“Employment Agreement” shall mean that certain Employment Agreement, dated as of March 14, 2019, by and between the Company and the Participant.

(g)	“Fair Market Value” means, with respect to a Class A Share, as of the applicable date of determination (i) the closing sales price on the immediately preceding business day of Class A Shares as reported on the principal securities exchange on which such shares are then listed or admitted to trading, or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System, or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Compensation Committee. In the event that the price of Class A Shares shall not be so determinable, the Fair Market Value of Class A Shares shall be determined by the Compensation Committee in its reasonable discretion.

2.	General.

(a)	Non-Plan Grant. This Award (defined below) is granted as a stand-alone award separate and apart from, and outside of, the Company’s 2016 Stock Incentive Plan (the “Plan”) and any other any equity incentive plan previously adopted by the Company, and shall not constitute an award granted under or pursuant to the Plan or any other such previously adopted equity incentive plan.

(b)	Employment Inducement Award. This Award is intended to be an “employment inducement grant” in accordance with NASDAQ Listing Rule 5635(c)(4) and consequently is intended to be exempt from the NASDAQ rules regarding shareholder approval of equity compensation plans. This Agreement and the terms and conditions of the Award shall be interpreted in accordance with and consistent with such exemption. The Company shall cause the Class A Shares issuable in respect of the SARs (defined below) to be registered under the Securities Act of 1933.

3.	Award Terms.

(a)	Number of Shares and Exercise Price. The Company hereby grants to the Participant an award (the “Award”), subject to the terms and conditions set forth herein, of stock appreciation rights with 1,500,000 underlying Class A Shares (the “SARs”), with reference to which the SAR payment will be calculated.

(b)	Term of Award. Unless the Award is earlier terminated pursuant to this Agreement, the term of the Award shall commence on the Date of Grant and terminate on March 18, 2024 (the “Termination Date”). No SARs shall be exercisable after the Termination Date.

(c)	Vesting. Unless otherwise provided in this Agreement, the SARs shall vest and become exercisable in three equal installments (each consisting of stock appreciation rights of 500,000 underlying Class A Shares) on each of the first three (3) anniversaries of March 18, 2019 (each such date, a “Vesting Date”), subject to the Participant’s continued employment with the Company through the applicable Vesting Date.

(d)	SAR Exercise. Upon exercise of one or more vested SARs, the Participant will receive the SAR Amount (as defined below) in the form of Class A Shares, with such number of shares determined by dividing the SAR Amount by the Fair Market Value of a Class A Share on the date of exercise (with any fractional share amount being rounded down to the nearest whole share); provided that, to the extent the issuance of Class A Shares in connection with the exercise of a vested SAR would require (x) shareholder approval under the NASDAQ listing rules (and, if the Class A Shares are not then listed on NASDAQ, any similar rules of the principal securities exchange on which MDC Class A Shares are then listed or admitted to trading) or (y) an approval or expiration, waiver or termination of any applicable waiting period under the Competition Act (Canada), as amended, or any similar law of any other applicable jurisdiction (any of the foregoing in this clause (y), a “Competition Approval”), in each case, to the extent not obtained, then the number of Class A Shares issued in settlement of the SAR Amount shall be reduced to the maximum number of whole shares for which no shareholder approval or Competition Approval would be required, with the remainder of the SAR Amount paid in cash.

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(e)	SAR Amount. The “SAR Amount” shall be determined by multiplying:

(i)	the difference obtained by subtracting the Base Price from the Fair Market Value of a Class A Share on the date of exercise of such SARs, by

(ii)	the number of shares as to which such SARs will have been exercised.

(f)	Acceleration of Vesting. Any unvested SARs shall immediately become fully vested and exercisable upon the first to occur of the following events:

(i)	the Participant’s employment with the Company is terminated either by the Company without “Cause” or by the Participant for “Good Reason” (such terms as defined in the Employment Agreement);

(ii)	the Participant’s employment with the Company is terminated by reason of the Participant’s death or Disability (as defined in the Employment Agreement); or

(iii)	a Change of Control.

(g)	Termination of Employment.

(i)	Unvested SARs. Except as provided in Section 3(f), upon termination of the Participant’s employment with the Company for any reason, any portion of the SARs then held by the Participant which is not vested and exercisable as of the effective date of such termination of employment shall be immediately cancelled and forfeited without regard to any statutory or common law notice or severance to which the Participant may be entitled.

(ii)	Vested SARs. Upon termination of the Participant’s employment with the Company for any reason, any SARs then held by the Participant which are vested and exercisable as of the effective date of such termination of employment, including any SARs which vest pursuant to Section 3(f), shall remain exercisable for a period of three months following the effective date of termination of such employment; provided, however, that the SARs may not be exercised beyond the Termination Date.

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(h)	Method, Timing of Exercise. The Participant may exercise any vested and exercisable SARs at any time where such exercise is not prohibited by applicable securities laws, until the expiration of the SARs or, if earlier, the date provided in Section 3(g)(ii). All or any portion of the SARs may be exercised by delivering notice to the Company’s principal office, to the attention of its General Counsel. Such notice shall specify the number of Class A Shares with respect to which the SARs are being exercised, shall be effective as of the date of receipt of the Company, and shall be signed by the Participant or other person then having the right to exercise the SARs. No portion of the SARs may be exercised for less than 100 shares unless the total remaining number of shares subject to the Award is less than 100. Payment with respect to the exercise of SARs (whether through the issuance of Class A Shares or in cash) shall be made by the Company within 30 business days following the exercise of the SARs.

(i)	Transferability and Assignability. The rights or interests of the Participant under this Agreement shall not be assignable or transferable, otherwise than by will or the laws governing the devolution of property in the event of death and such rights or interests shall not be encumbered. Notwithstanding the foregoing, the Participant may transfer or assign his rights under this Agreement for estate planning purposes and without consideration to a trust or trusts for the exclusive benefit of the Participant and his family members.

(j)	No Right as a Shareholder. The Participant shall have no rights as a stockholder with respect to Class A Shares to which an Award relates until the exercise of a SAR and delivery of the underlying Class A Shares.

3.	Tax Withholding. The Company may withhold from any amount payable to the Participant, such amount as may be necessary so as to ensure that the Company will be able to comply with applicable provisions of any federal, provincial, state or local law relating to withholding of tax or other required deductions, including on the amount, if any, which must be included in the income of the Participant. The Company shall, in this connection, have the right in its discretion to satisfy any such withholding tax liability by retaining or acquiring (or selling on the Participant’s behalf) any Class A Shares which are or would otherwise be issued or provided to the Participant hereunder, or withholding any portion of any cash amount payable to the Participant hereunder or pursuant to any such sale on the Participant’s behalf. The Company shall also have the right to withhold the delivery of any Class A Shares and any cash payment payable to the Participant hereunder unless and until the Participant pays to the Company a sum sufficient to indemnify the Company for any liability to withhold tax in respect of the amounts included in the income of the Participant as a result of the settlement of the SARs, to the extent that such tax is not otherwise being withheld from payments to the Participant by the Company.

4.	No Right to Employment, Service or Office. No person shall have any claim or right to receive grants or Awards under this Agreement. Neither the grant of the Award, nor any action taken or omitted to be taken under this Agreement shall be deemed to create or confer on any employee, officer, director or service provider any right to be retained in the employ or service of the Company or any subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any subsidiary or other affiliate thereof to terminate the employment, office or service of such employee, officer, director or service provider at any time.

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5.	Notices. All notices and other communications under this Agreement shall be in writing (including PDF) and shall be given by hand delivery to the other party, by email, confirmed facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

Mark Penn

Address as on file with the Company

With a copy (which shall not constitute notice) to:

Harris, Wiltshire & Grannis LLP

1919 M Street NW, Eighth Floor

Washington, DC 20036

Attn: Jonathan B. Mirsky

If to the Company:

MDC Partners Inc.
745 Fifth Avenue, 19th Floor
New York, NY 10151
Attn: General Counsel

Either party may furnish to the other in writing a substitute address and phone and fax numbers for delivery of notice in accordance with this section. Notices and communications shall be effective when actually received by the addressee.

6.	Adjustment of and Changes in Shares. In the event that the Compensation Committee shall determine that any amalgamation, arrangement, merger, consolidation, recapitalization, reclassification, stock dividend, distribution of property, special cash dividend, or other change in corporate structure has affected the Class A Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the Participant’s rights under this Agreement, the Compensation Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to, and the Base Price of, the Award. The foregoing adjustments shall be determined by the Compensation Committee in its reasonable discretion.

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7.	Administration. The Compensation Committee shall have the authority to adopt such rules as it may deem appropriate to carry out the purposes of this Agreement, and shall have the authority to interpret and construe the provisions of this Agreement and to make determinations pursuant to any provision of this Agreement. Each interpretation, determination or other action made or taken by the Compensation Committee pursuant to this Agreement shall be final and binding on all persons. No member of the Compensation Committee shall be liable for any action or determination made in good faith, and the members of the Compensation Committee shall be entitled to indemnification and reimbursement in the manner provided in the Company’s articles and by-laws, as the same may be amended from time to time. The Compensation Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, as permitted by this Agreement.

8.	Amendment and Termination. The Compensation Committee may at any time and from time to time alter, amend, suspend or terminate this Agreement in whole or in part, subject to receipt of all necessary approvals. Notwithstanding the foregoing, termination or amendment of this Agreement in a manner that may adversely affect the rights of the Participant under this Agreement shall require (i) a majority vote of the Compensation Committee and (ii) consent of the Participant.

9.	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York and the federal laws of the United States applicable herein.

10.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth first above.

MDC PARTNERS INC.

/s/ Mitchell Gendel
By: Mitchell Gendel
Title: General Councel

/s/ Mark Penn
Mark Penn

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